EXHIBIT 10.2

WAIVER AGREEMENT

This Waiver Agreement (the “Waiver Agreement”) is entered into as of this 17th of January 2012 by and between Transdel Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and DermaStar International, LLC, a Nevada limited liability company (“DermaStar” and also the “Holder”).

RECITALS

WHEREAS, on April 5, 2010, the Company and Alexej Ladonnikov, the assignor of the below referred to Convertible Note to the Holder, entered into a Senior Convertible Note Purchase Agreement (attached hereto as Exhibit A and referred to herein as the “Purchase Agreement”).  The Purchase Agreement related to the issuance by the Company, for good and valuable consideration, of a Senior Convertible Promissory Note (attached hereto as Exhibit B and referred to herein as the “Convertible Note”).

WHEREAS, Section 1 of the Convertible Note states in part:

“… the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.”

WHEREAS, the Company, on June 26, 2011, filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Case No. 11-10497-11 (the “Chapter 11 Case”).  On December 9, 2011, the Bankruptcy Court entered an order dismissing the Chapter 11 Case.  The dismissal of the Chapter 11 Case was based upon the provisions of both 11 U.S.C. Sections 305(a) and 1112(b).

WHEREAS, Section 3 of the Convertible Note states in part:

“In the event of a Change of Control of the Company prior to the Maturity Date, then the Holder shall be entitled to receive the greater of (y) the principal and unpaid interest outstanding on the Note or (z) the amount of proceeds the Holder would be entitled to receive as a holder of the Company’s Common Stock assuming that the Holder exercised his, her or its Optional Conversion rights under Section 2 above. The term “Change of Control” shall mean the sale, conveyance or other disposition of all or substantially all of the Company’s property or business or the Company’s merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly owned subsidiary of the Company), provided that the term “Change of Control” shall not include a merger of the Company effected exclusively for the purpose of changing the domicile of the Company, to an equity financing in which the Company is the surviving corporation, or to a transaction in which the shareholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.”

WHEREAS, Section 7 of the Purchase Agreement states in part:

“So long as any Note(s) are outstanding, the Company will not (either directly or by amendment, merger, consolidation, or otherwise) without (a) obtaining the written consent of the Purchasers holding a majority-in-interest of the then outstanding Notes or (b) amending the Note(s) then outstanding to provide the same terms and conditions of such new debt: (i) create or authorize the creation of or issue any other debt instrument having rights, preferences or privileges senior to (with respect to interest rate or repayment terms, timing and manner of payment, security interest, priority of payment, conversion rights, equity or other securities issued in connection with the debt) the Notes (not including trade credit or payables incurred in the ordinary course of business) or (ii) grant any third party a security interest in the Company’s assets, including its intellectual property.”

WHEREAS, the Chapter 11 Case caused, pursuant to Section 1 of the Convertible Note, the entire unpaid principal sum of the Convertible Note, together with all unpaid and accrued interest to become immediately due and payable to the Holder.  A demand has been made by the Holder under Section 1 of the Convertible Note.

WHEREAS, the Company does not have sufficient cash to meet the demand of the Holder under Section 1 of the Convertible Note; and further, in order to obtain needed cash, additional financing and to continue to operate without the Convertible Note (including all principal and accrued and unpaid interest) being immediately due and payable, the Company seeks from the Holder, (i) a waiver of the senior debt covenant contained in Section 7 of the Purchase Agreement, (ii) a waiver of Sections 1 and 3 of the Convertible Note, and (iii) the right to automatically convert the Convertible Note into the Company’s par value $.001 common stock (the “Common Stock”).

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

TERMS

1.
Waiver.  Holder shall forever waive its rights to (a) the conversion on change in control provisions of Section 3 of the Convertible Note and (b) the Section 7 senior debt covenant of the Purchase Agreement with respect to: (i) the Company’s entry, on November 21, 2011, into a Secured Line of Credit Letter Agreement (the “Line of Credit Agreement”) with DermaStar; and (ii) the Company’s entry, on November 21, 2011, into a Securities Purchase Agreement (the “Purchase Agreement”) with DermaStar, pursuant to which the Company agreed to issue ten (10) shares of newly-designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to DermaStar for an aggregate purchase price of $100,000.  Additionally, Holder shall waive his rights under Section 1 of the Convertible Note and shall not take further action against the Company pursuant to Section 1 of the Convertible Note as a result of the Chapter 11 Case.

2.
Convertible Note Amendment.  As consideration for the above waiver in the preceding paragraph (Section 1), Section 2 of the Convertible Note shall be amended, by replacing it with the following language:

2. Automatic Conversion of Notes.

(a)
Automatic Conversion. At any time following the Closing and for so long as the Note remains outstanding, provided the Company has a sufficient number of common shares authorized to be issued to issue such Company Common Stock under this Section 2(a), and immediately at such time, the Note, along with all accrued and unpaid interest, shall automatically convert into a number of shares of the Company’s Common Stock derived by dividing the total amount of principal and accrued and unpaid interest (the “Dividend”) by $.0155 (the “Divisor”).

(b)
Mechanics and Effect of Automatic Conversion. No fractional shares of the Company’s Common Stock will be issued upon the conversion of this Note. Upon the automatic conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company and shall deliver executed documents relating to the Common Stock into which the Note will be converted. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled upon such conversion. Upon the automatic conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to the principal amount and accrued and unpaid interest converted.

3.
Cash Payment.  Upon the effectiveness of the automatic conversion section of the amended Section 2 of the Convertible Note, the Holder shall forgive and settle, without additional consideration, $_______________ in unpaid debt owed to Holder by the Company.

4.	Miscellaneous.

a.
Successors and Assigns. The terms and conditions of this Waiver Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, including transferees of any Securities. Nothing in this Waiver Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Waiver Agreement, except as expressly provided in this Waiver Agreement.

b.
Governing Law. This Waiver Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

c.	Counterparts. This Waiver Agreement may be executed in two or more counter-parts, each of which shall be deemed an original and all of which together shall constitute one instrument.

d.	Titles and Subtitles. The titles and subtitles used in this Waiver Agreement are used for convenience only and are not to be considered in construing or interpreting this Waiver Agreement.

e.
Notices. Any notice required or permitted by this Waiver Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth in the Purchase Agreement, or as subsequently modified by written notice.

f.
Severability. If one or more provisions of this Waiver Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Waiver Agreement and the balance of the Waiver Agreement shall be interpreted as though such provision were so excluded and shall be enforceable in accordance with its terms.

g.
Review of Counsel.  Prior to executing this Waiver Agreement, the Company and the Holder had the benefit of the advice and counsel of their own independent attorneys in negotiating and drafting this Waiver Agreement.

h.
Entire Agreement. This Waiver Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

i.	Exculpation Among Purchasers. Each party acknowledges that it is not relying upon any person, firm or corporation in making its decision to execute this Waiver Agreement.

SIGNATURE PAGE

The parties have executed this Waiver Agreement as of the date first written above and indicate their assent to this Waiver Agreement by affixing their signatures below.

Company:	Transdel Pharmaceuticals, Inc.

Jeff Abrams, M.D.
Director, and by the authority of the Transdel Pharmaceuticals, Inc. Board of Directors

Holder:	DermaStar International, LLC

Mark L. Baum, Esq.
Managing Member

Exhibit A
Purchase Agreement

Exhibit B
Convertible Note